Exhibit 99.2

US BioEnergy Appoints Charles R. Haynor to Board of Directors
ST. PAUL, Minn. (October 3, 2007) — US BioEnergy Corporation (NASDAQ:USBE), a leading producer of ethanol in the United States, today announced the appointment of Charles R. Haynor as a director during a regular meeting of the board of directors. Haynor will also serve on its Compensation Committee, and Nominating and Corporate Governance Committee.
Gordon Ommen, chairman and CEO of US BioEnergy, stated, “We are very pleased to welcome Chuck to our board of directors. His business acumen, experience and strong track record of working with public companies will compliment the board’s diverse bench strength. We look forward to his leadership and valuable contributions in enhancing shareholder value.”
Haynor is an attorney and shareholder in the firm of Briggs and Morgan, P. A. where he has been employed since 1975 representing financing institutions, real estate developers, and other businesses in regulatory, lending, dispositions, acquisitions, and general corporate matters. He currently serves on the board of directors of Briggs and Morgan and also on several non-profit boards including Regions Hospital Foundation, Progress Valley, Inc., Friends of Children Foundation, and Loan Repayment Assistance Program of Minnesota, Inc.
Forward-looking Statements
Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although US BioEnergy Corporation believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our filings the Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2006, for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.
About US BioEnergy Corporation
US BioEnergy Corporation is a producer and marketer of ethanol and distillers grains. The company currently owns and operates four ethanol plants and has four additional ethanol plants under construction. Upon completion of these initiatives, the company will own and operate eight plants with combined expected ethanol production capacity of 780 million gallons per year by the end of 2008.

Contacts:
Investor Contact
US BioEnergy Corporation
Investor Relations, 651-554-5491
investor@usbioenergy.net
or
Media Contacts:
US BioEnergy Corporation
JD Bergquist, 651-554-5490
media@usbioenergy.net
or
Integrated Corporate Relations
James McCusker, 203-682-8200
James.mccusker@icrinc.com